Exhibit 99.1


   The Gymboree Corporation Reports July and Second Quarter Sales; Updates
                                   Earnings

    BURLINGAME, Calif., Aug. 5 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) reported net sales from retail operations for the four-week period ended July 31, 2004, of $41.0 million, an increase of 17% compared to net sales from retail operations of $35.0 million for the same four-week period last year. Comparable store sales for the four-week period increased 12% compared to flat comparable store sales for the same period last year.
    Net sales from retail operations for the second fiscal quarter of 2004 were $119.8 million, an increase of 9% compared to net sales from retail operations of $110.4 million for the same period last year. Comparable store sales for the second fiscal quarter increased 2% compared to the same period last year.
    "While our comparable sales were strong in July, gross margins were lower than expected due to a high percentage of sales of discounted merchandise," said Lisa Harper, chairman and chief executive officer, The Gymboree Corporation. "As a result of the promotional environment this quarter, we are slightly adjusting our second quarter earnings estimates. We believe that our business remains strong and are excited about our product assortment in all departments for the balance of the year."
    The Gymboree Corporation now projects earnings per diluted share for the second fiscal quarter 2004 to be in the range of $(0.10) to $(0.11). In addition, The Gymboree Corporation projects that comparable store sales in August will be flat to the prior year.

    Management Presentations
    For more information about July and second quarter sales, please listen to The Gymboree Corporation's monthly sales recording by calling its Investor Relations Hotline at 650-696-2933. The recording will be available Thursday, August 5 at 7:55 a.m. EDT through Tuesday, August 12 at 11:59 p.m. PDT.
    The live broadcast of the discussion of second quarter 2004 earnings results will be available to interested parties at 1:30 p.m. PDT (4:30 p.m.
EDT) on Tuesday, August 17. To listen to the live broadcast over the Internet, please log on to gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available shortly after the broadcast through midnight EDT, August 24, 2004, at 703-925-2533, pass code 386507, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of July
31, 2004, the Company operated a total of    646 stores: 593 Gymboree(R)
retail stores (543 in the United States, 28 in Canada, and 22 in Europe), 46 Janie and Jack(R) retail shops and 7 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 525 franchised and company-operated centers in the United States and 29 other countries.

    Forward-Looking Statements
    The foregoing sales figures for July and the second fiscal quarter of 2004 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended January 31, 2004.


SOURCE  Gymboree Corporation
    -0-                             08/05/2004
    /CONTACT: investors, Charles Bracher, +1-650-373-7137, or investor_relations@gymboree.com, or media, Jennifer Bonzagni Marshall, +1-650-373-7637, or media_relations@gymboree.com, both of Gymboree Corporation/
    /Web site:  http://www.gymboree.com/
    (GYMB)

CO:  Gymboree Corporation
ST:  California
IN:  REA FAS
SU:  SLS CCA ERP